UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 9, 2019

Marchex, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-50658	35-2194038
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

520 Pike Street Suite 2000, Seattle, Washington		98101
(Address of principal executive offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (206) 331-3300

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

The information set forth under Item 5.02 of this Current Report on Form 8-K is incorporated herein by reference.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements for Certain Officers.

Board of Director Changes.

On April 9, 2019 (the “Effective Date”), Anne Devereux-Mills who has served as Chairman of the Board of Directors (the “Board”) of Marchex, Inc. (“Marchex” or the “Company”) since October 2016 and as a Director since 2006, elected to retire from the Board. Ms. Devereux-Mills’ decision to retire was not a result of any disagreement with the Company.

On the Effective Date, Russell Horowitz, Executive Director and member of the Office of the CEO, was appointed Executive Chairman of the Board.

On the Effective Date, (i) Donald Cogsville was appointed to the Board and to the Audit, Compensation, and Nominating & Governance Committees thereof; and (ii) Mr. Cogsville will succeed Dennis Cline as Chairman of the Compensation Committee.

Mr. Cogsville, 53, is the Chief Executive Officer of The Cogsville Group, a New York based private equity real estate investment firm founded in 2007. Mr. Cogsville began his career as an attorney in the Structured Finance Group at Skadden, Arps, Slate, Meagher & Flom LLP. Subsequently, he joined the Leveraged Finance Group at Merrill Lynch as an investment banker.

In connection with Mr. Cogsville’s appointment to the Board on April 9, 2019 (the “Grant Date”), Marchex’s Compensation Committee awarded Mr. Cogsville the following equity as compensation for Board service under Marchex’s 2012 Stock Incentive Plan: (i) 15,000 restricted shares of Class B common stock at a purchase price of $.01 per share; and (ii) 15,000 options at an exercise price of $4.84 per share, the exercise price being the closing price of Marchex’s stock price on the Grant Date. Fifty percent (50%) of such shares of restricted stock and options shall vest on the first and second annual anniversary of the Grant Date, respectively (in each case assuming continued Board service on the applicable vesting date), and with vesting in full upon a Change in Control (as defined in Mr. Cogsville’s restricted stock and option agreement. Mr. Cogsville will also receive cash compensation as established by the Company from time to time for non-employee directors (currently $6,250 per quarter) prorated from the Effective Date.

In connection with such appointments, Marchex entered into its standard form indemnity agreement for Marchex’s Section 16 executive officers and directors with Mr. Cogsville.

There are no arrangements or understandings between Mr. Cogsville and any other person pursuant to which Mr. Cogsville was selected as a director of Marchex. There are no transactions in which Mr. Cogsville has an interest requiring disclosure under Item 404(a) of Regulation S-K.

In connection with Ms. Devereux-Mills’ retirement, Marchex’s Compensation Committee, in recognition of her 13 years of service, determined on the Effective Date to accelerate vesting in full of all Marchex equity (including any and all options, shares of restricted stock and/or restricted stock units) held by Ms. Devereux-Mills as of the Effective Date.

Except as provided above, there were no compensation changes in connection with the foregoing Board changes.

A copy of the press release dated April 10, 2019 announcing the foregoing Board changes is attached as Exhibit 99.1 to this report and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release of Marchex, dated April 10, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Marchex has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

MARCHEX, INC.

Date: April 10, 2019	By:	/s/ MICHAEL A. ARENDS
	Name:	Michael A. Arends
	Title:	Chief Financial Officer and member of the Office of the CEO